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                                                                    EXHIBIT 99.1

Press Release
Optical Communication Products Appoints Two New Independent Directors

CHATSWORTH, Calif.--(BUSINESS WIRE)--March 7, 2001--Optical Communication Products Inc. (Nasdaq:OCPI - news), a manufacturer of fiber-optic subsystems and
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modules for metropolitan area networks and high-speed premises networks, announced the appointment of two new independent members to its board of directors.

The company also announced the appointment of Dr. Muoi Van Tran as chairman of the board of directors. Tran will continue as president and chief executive officer of the company.

The newly appointed members of the board are Masao Konomi and John Lemasters. Konomi and Lemasters have also agreed to serve on the company's Audit Committee.

Konomi, who holds a bachelor's degree in electrical engineering from Tokyo University and a master of business administration degree from Harvard University, is currently president of Konomi Inc., a Tokyo-based international investment banking firm operating since 1983. Konomi was formerly an investment banker with Morgan Stanley in New York and Tokyo.

Lemasters, who holds a bachelor's degree in electrical engineering from the Georgia Institute of Technology, is a business consultant based in Florida. Lemasters was previously chairman and CEO of Augat Inc., a leading manufacturer of electrical connector products, prior to its sale in 1996, and in 1994 retired as chairman and CEO of Computer Products Inc., a multi-national electronics manufacturer.

"We are very pleased to have been able to attract such high quality new members to the board. Each of these board members, along with Dr. Stewart Personick who joined the board in November, will bring a unique perspective which, I believe, complements the continuing employee and non-employee members of the board," said Tran.

In order to facilitate the new appointments, the company has accepted the resignations of Mohammad Ghorbanali, who will continue as chief operating officer and vice president of Technical Operations, and Mitsuyoshi Shibata. The board of directors extends its thanks to these gentlemen for their contributions to the board during their tenure.

Personick joined the company as an independent director upon completion of the company's initial public offering in November 2000, and he also serves as a member of the Audit Committee. Since September 1998, Personick has been the E. Warren Colehower Chair Professor of Telecommunications at Drexel University, and the director of Drexel's Center for Telecommunications and Information Networking.

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From January 1984 to July 1998, Personick held executive positions at Bell
Communication Research, a telecommunications research and development company. Personick earned his bachelor of electrical engineering degree from The City College of New York and his master of science degree and doctorate from the Massachusetts Institute of Technology.

About OCP

OCP designs, manufactures and sells a comprehensive line of high-performance, highly reliable fiber-optic subsystems and modules for metropolitan area networks and high-speed premises networks. OCP's subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber-optic networks.

For more information, visit OCP's Web site at www.ocp-inc.com.
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OCP was founded in 1991 and has its headquarters in Chatsworth. Furukawa
Electric Co. Ltd., based in Tokyo, beneficially owns 61.5 percent of OCP's outstanding capital stock.

Contact:
  Optical Communication Products Inc., Chatsworth
  Susie Nemeti, 818/701-0164